Exhibit 99.1

Medytox Solutions, Inc. Announces Results for the Three Months Ended

March 31, 2014

Medytox Solutions, Inc. (OTCQB: MMMS) (May 16, 2014) announced today its financial results for the three-month period ended March 31, 2014. For the three months ended March 31, 2014, the Company reported revenues of approximately $21.1 million, which represents an increase of 162% over the same period of the prior year. For the three months ended March 31, 2014, the Company reported income from operations of approximately $6.9 million, compared to income from operations of approximately $1.3 million for the same period in the prior year.

“Our results for the three months ended March 31, 2014 continue to highlight the benefits of the Medytox model," stated William Forhan, the Company’s Chief Executive Officer. "We would like to thank our customers and our employees, who are the reasons for our success."

The Company is a holding company that owns and operates businesses in the medical services sector. Our principal line of business is clinical laboratory blood and urine testing services, with a particular emphasis in the provision of urine drug toxicology and comprehensive pain medication monitoring programs to physicians, clinics and rehabilitation facilities in the United States.

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MEDYTOX SOLUTIONS, INC.

Condensed Consolidated Statements of Operations

(Unaudited)

	For the Three Months Ended March 31,
	2014	2013
Revenues	$21,062,572	$8,023,759

Total operating expenses	14,198,494	6,766,303

Income from operations	6,864,078	1,257,456

Total other income (expense)	37,555	(210,143)

Income before income taxes	6,901,633	1,047,313

Provision for income taxes	2,598,100	394,100

Net income attributable to Medytox Solutions	4,303,533	653,213
Preferred stock dividends	913,563	238,741

Net income attributable to Medytox Solutions commons shareholders	$3,389,970	$414,472

Net income per common share - Basic and diluted	$0.11	$0.01

Weighted average number of common shares outstanding during the period – Basic	30,043,053	29,563,504

Diluted	30,337,497	29,966,737

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 “Forward-looking” Statements

This press release may contain “forward-looking” statements, as defined in the Private Securities Litigation Reform Act of 1995, as amended. Any such statements are made pursuant to the safe-harbor provisions of Section 21E of the Securities Exchange Act of 1934, as amended, and Section 27A of the Securities Act of 1933, as amended, and they involve a number of risks and uncertainties that could cause actual results to differ materially from those that may be anticipated by or from the forward-looking statements. Important factors that could cause such a difference are set forth in the Company’s filings with the Securities and Exchange Commission and include, but are not limited to, the ability to consummate acquisitions and the ability to integrate such acquisitions.

Contact:	Sebastien Sainsbury ssainsbury@medytoxsolutionsinc.com
400 South Australian Avenue, 8th Floor
West Palm Beach, Florida 33401

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